Filed pursuant to Rule 433
Registration Statement Nos. 333-179953 and 333-179953-01

November 4, 2013

PRICING TERM SHEET

U.S.$350,000,000 Floating Rate Guaranteed Notes due May 2015

Issuer:	BP Capital Markets p.l.c. (“BP Capital U.K.”)

Guarantor:	BP p.l.c. (“BP”)

Title:	Floating Rate Guaranteed Notes due May 2015 (the “May 2015 Notes”)

Total Principal Amount Being Issued:	$350,000,000

Denomination:	The May 2015 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	November 7, 2013

Guarantee:	Payment of the principal of and interest on the May 2015 Notes is fully guaranteed by BP.

Maturity Date:	May 7, 2015

Day Count:	Actual/360

Day Count Convention:	Modified following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Rate:	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“U.S. dollar LIBOR”), as determined on November 5, 2013, plus the May 2015 Note Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the May 2015 Note Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Date Interest Starts Accruing:	November 7, 2013

Interest Payment Dates:	February 7, May 7, August 7 and November 7 of each year, subject to the Day Count Convention

First Interest Payment Date:	February 7, 2014

May 2015 Note Spread:	0.23%

Interest Reset Dates:	The Interest Reset Date for each Interest Period other than the first Interest Period will be the first day of such Interest Period, subject to the Day Count Convention.

Interest Periods:	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on November 7, 2013, and will end on, but not include, the First Interest Payment Date.

Interest Determination Date:	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

London Business Day:	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The May 2015 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	Under current law, payments of interest may be made without withholding or deduction for or on account of U.K. income tax, and no additional amounts will therefore be payable, provided that the May 2015 Notes are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” at the date hereof.

Listing:	Application will be made to list the May 2015 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.

Redemption:	The May 2015 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 28 of the prospectus. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after November 4, 2013.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated November 4, 2013 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the May 2015 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the May 2015 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the May 2015 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per May 2015 Note: 100.000%; Total: $350,000,000

Underwriters’ Discount:	Per May 2015 Note: 0.075%; Total: $262,500

Proceeds, Before Expenses, to Us:	Per May 2015 Note: 99.925%; Total: $349,737,500

Underwriters:	Morgan Stanley & Co. LLC ($116,666,000) RBS Securities Inc. ($116,667,000) UBS Securities LLC ($116,667,000)

CUSIP Number:	05565QCL0

ISIN:	US05565QCL05

Calculation Agent:	The Bank of New York Mellon Trust Company, N.A.

Calculation of U.S. Dollar LIBOR:	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected and identified by BP Capital U.K., to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected and identified by BP Capital U.K. for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected and identified by BP Capital U.K. are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01”

is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the May 2015 Notes shall be conclusive and binding on the holders of May 2015 Notes, BP, BP Capital U.K. and the trustee, absent manifest error.

U.S.$500,000,000 Floating Rate Guaranteed Notes due November 2015

Issuer:	BP Capital U.K.

Guarantor:	BP

Title:	Floating Rate Guaranteed Notes due November 2015 (the “November 2015 Notes”)

Total Principal Amount Being Issued:	$500,000,000

Denomination:	The November 2015 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	November 7, 2013

Guarantee:	Payment of the principal of and interest on the November 2015 Notes is fully guaranteed by BP.

Maturity Date:	November 6, 2015

Day Count:	Actual/360

Day Count Convention:	Modified following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Rate:	The Interest Rate for the first Interest Period will be U.S. dollar LIBOR, as determined on November 5, 2013, plus the November 2015 Note Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the November 2015 Note Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Date Interest Starts Accruing:	November 7, 2013

Interest Payment Dates:	February 6, May 6, August 6 and November 6 of each year, subject to the Day Count Convention

First Interest Payment Date:	February 6, 2014

November 2015 Note Spread:	0.33%

Interest Reset Dates:	The Interest Reset Date for each Interest Period other than the first Interest Period will be the first day of such Interest Period, subject to the Day Count Convention.

Interest Periods:	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on November 7, 2013, and will end on, but not include, the First Interest Payment Date.

Interest Determination Date:	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

London Business Day:	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The November 2015 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	Under current law, payments of interest may be made without withholding or deduction for or on account of U.K. income tax, and no additional amounts will therefore be payable, provided that the November 2015 Notes are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” at the date hereof.

Listing:	Application will be made to list the November 2015 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.

Redemption:	The November 2015 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 28 of the prospectus. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after November 4, 2013.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated November 4, 2013 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the November 2015 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the November 2015 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the November 2015 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per November 2015 Note: 100.000%; Total: $500,000,000

Underwriters’ Discount:	Per November 2015 Note: 0.100%; Total: $500,000

Proceeds, Before Expenses, to Us:	Per November 2015 Note: 99.900%; Total: $499,500,000

Underwriters:	Morgan Stanley & Co. LLC ($166,666,000)

RBS Securities Inc. ($166,667,000)

UBS Securities LLC ($166,667,000)

CUSIP Number:	05565QCM8

ISIN:	US05565QCM87

Calculation Agent:	The Bank of New York Mellon Trust Company, N.A.

Calculation of U.S. Dollar LIBOR:	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected and identified by BP Capital U.K., to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected and identified by BP Capital U.K. for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected and identified by BP Capital U.K. are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the November 2015 Notes shall be conclusive and binding on the holders of November 2015 Notes, BP, BP Capital U.K. and the trustee, absent manifest error.

U.S.$650,000,000 Floating Rate Guaranteed Notes due 2016

Issuer:	BP Capital U.K.

Guarantor:	BP

Title:	Floating Rate Guaranteed Notes due 2016 (the “2016 Notes”)

Total Principal Amount Being Issued:	$650,000,000

Denomination:	The 2016 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	November 7, 2013

Guarantee:	Payment of the principal of and interest on the 2016 Notes is fully guaranteed by BP.

Maturity Date:	November 7, 2016

Day Count:	Actual/360

Day Count Convention:	Modified following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Rate:	The Interest Rate for the first Interest Period will be U.S. dollar LIBOR, as determined on November 5, 2013, plus the 2016 Note Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the 2016 Note Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Date Interest Starts Accruing:	November 7, 2013

Interest Payment Dates:	February 7, May 7, August 7 and November 7 of each year, subject to the Day Count Convention

First Interest Payment Date:	February 7, 2014

2016 Note Spread:	0.42%

Interest Reset Dates:	The Interest Reset Date for each Interest Period other than the first Interest Period will be the first day of such Interest Period, subject to the Day Count Convention.

Interest Periods:	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on November 7, 2013, and will end on, but not include, the First Interest Payment Date.

Interest Determination Date:	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

London Business Day:	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2016 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	Under current law, payments of interest may be made without withholding or deduction for or on account of U.K. income tax, and no additional amounts will therefore be payable, provided that the 2016 Notes are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” at the date hereof.

Listing:	Application will be made to list the 2016 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.

Redemption:	The 2016 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 28 of the prospectus. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after November 4, 2013.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated November 4, 2013 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2016 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the 2016 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2016 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per 2016 Note: 100.000%; Total: $650,000,000

Underwriters’ Discount:	Per 2016 Note: 0.125%; Total: $812,500

Proceeds, Before Expenses, to Us:	Per 2016 Note: 99.875%; Total: $649,187,500

Underwriters:	Morgan Stanley & Co. LLC ($216,666,000)

RBS Securities Inc. ($216,667,000)

UBS Securities LLC ($216,667,000)

CUSIP Number:	05565QCN6

ISIN:	US05565QCN60

Calculation Agent:	The Bank of New York Mellon Trust Company, N.A.

Calculation of U.S. Dollar LIBOR:	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected and identified by BP Capital U.K., to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected and identified by BP Capital U.K. for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected and identified by BP Capital U.K. are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the 2016 Notes shall be conclusive and binding on the holders of 2016 Notes, BP, BP Capital U.K. and the trustee, absent manifest error.

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The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, RBS Securities Inc. toll-free at 1-866-884-2071 or UBS Securities LLC toll-free at 1-877-827-6444 (extension 561-3884).